                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Sylvan Learning Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

YOUR VOTE IS IMPORTANT. Please execute and return the enclosed proxy card
----------------------
promptly, whether or not you plan to attend the Sylvan Learning Systems, Inc. Annual Meeting.

                         SYLVAN LEARNING SYSTEMS, INC.

                                    [LOGO]

                         SYLVAN LEARNING SYSTEMS, INC.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 20, 1999

To the Stockholders of Sylvan Learning Systems, Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders of Sylvan Learning Systems, Inc. ("Sylvan" or the "Company") will be held at the Harbor Inn Pier 5, 711 Eastern Avenue, Baltimore, Maryland 21202, on May 20, 1999 at 10:00 a.m. for the following purposes:

  I.   To elect two directors of the Company.

  II. To ratify the selection of Ernst & Young LLP as the independent auditors of Sylvan for the fiscal year ending December 31, 1999.

  III. To transact such other business as may properly come before the meeting.

  Accompanying this notice is a Proxy Card, Proxy Statement and a copy of Sylvan's Annual Report for the year ended December 31, 1998. Whether or not you expect to be present at the Annual Meeting, please sign and date the Proxy Card and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is voted at the Annual Meeting. April 9, 1999 was fixed by the Board of Directors as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on April 9, 1999 will be entitled to vote at the Annual Meeting.

  You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Douglas L. Becker
                                          Secretary

Baltimore, Maryland
April 18, 1999

                         SYLVAN LEARNING SYSTEMS, INC.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                (410) 843-8000

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement and the accompanying proxy are furnished to stockholders of Sylvan Learning Systems, Inc. ("Sylvan") in connection with the solicitation of proxies by Sylvan's Board of Directors to be used at the Annual Meeting of Stockholders described in the accompanying notice and at any adjournments thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to: 1) elect two (2) directors of the Company, 2) ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999 and 3) transact such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent to stockholders on or about April 19, 1999.

  The record of stockholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on April 9, 1999 (the "Record Date"). On the Record Date, there were outstanding and entitled to vote 51,694,314 shares of Common Stock, par value $.01 per share (the "Sylvan Common Stock").

  The presence, in person or by proxy, of the holders of a majority of the shares of Sylvan Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. In the election of directors, each share of Sylvan Common Stock may be voted for as many individuals as there are directors to be elected. Votes may only be cast "FOR" the election of a director; cumulative voting is not permitted. Those two individuals receiving the highest number of votes "FOR" election to the Board of Directors shall be considered duly elected. For all matters except the election of directors, each share is entitled to one vote. The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for approval and/or ratification of all matters (other than the election of directors) being submitted to the stockholders for their consideration. An automated system administered by Sylvan's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

  The cost of soliciting proxies and preparing the proxy materials will be borne by Sylvan. In order to ensure that sufficient shares of Sylvan Common Stock are represented at the meeting to permit approval of the proposals outlined in the Proxy Statement, Sylvan has retained the services of Corporate Investor Communications to assist in soliciting proxies for a fee of approximately $1,500.00 plus reimbursement for out-of-pocket expenses. In addition, Sylvan will require securities brokers, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material. In addition to solicitation of proxies by Corporate Investor Communications, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of Sylvan or its subsidiaries without additional compensation to them.

Voting By Proxy

  The Board of Directors has selected R. Christopher Hoehn-Saric and Douglas
L. Becker, and each of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted at the Annual Meeting. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person, whether or not he has previously given a proxy.

  With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve and ratify the appointment of Ernst & Young LLP as Sylvan's independent auditors for the fiscal year ending December 31, 1999, stockholders may (i) vote "for", (ii) vote "against" or (iii) abstain from voting as to such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted "FOR" the election of each of management's nominees for director and to approve and ratify the appointment of Ernst & Young LLP as Sylvan's independent auditors. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

  Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the Annual Meeting. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder's behalf at the Annual Meeting.

I. ELECTION OF SYLVAN DIRECTORS

  The Board of Directors is comprised of nine persons separated into three classes, with each class serving a three year term. Three directors currently serve in Class II and two of these directors have been nominated for re-election to a three year term beginning at the 1999 Annual Meeting. Nancy A. Cole, the third Class II director, has elected to return to observer status with the Board of Directors as provided in the contract between Educational Testing Services, Inc. and Sylvan. The Board has decided to leave this position vacant for the time being. Three directors serve in Class III and are subject to re-election for a three year term beginning at the 2000 Annual Meeting. Three directors serve in Class I and are subject to re-election for a three year term beginning at the 2001 Annual Meeting. As of the date of this proxy statement there is a vacancy in Class I, which has existed since 1997.

  Two Class II directors are to be elected at the Annual Meeting to serve until the 2002 Annual Meeting or until their successors are duly elected and qualified. The Board of Directors intends to fill the vacancies in Class I and Class II with suitable candidates prior to the 2000 Annual Meeting, at which time the stockholders will be asked to vote on the election of each individual. The Board of Directors has nominated the two persons named below to serve as Class II directors for the term indicated. Each nominee is currently a member of the Board and all current directors were elected to the Board by the stockholders. Each of the nominees has consented to serve on the Board of Directors through the 2002 Annual Meeting or until his successor is duly elected and qualified. If either of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located or by amending the By-laws of the Company to provide for a lesser number of directors.

  The two individuals receiving the highest number of votes "FOR" election to the Board of Directors will be considered duly elected.

  The Board of Directors unanimously recommends that stockholders vote "FOR" its two nominees for Directors.

Information Concerning Nominees

  The following table presents information concerning persons nominated by the Board of Directors for election at the Annual Meeting as Class II directors of the Company. Data with respect to the number of shares of the Sylvan Common Stock beneficially owned by each of the nominees, directly or indirectly, as of April 9, 1999, appear on page 12 of this Proxy Statement.

                                      Nominated For Principal Occupation, Directorships with
     Name and Age      Director Since Term Expiring  Public Companies and other Information
     ------------      -------------- ------------- ----------------------------------------
R. Christopher Hoehn-  December 1986      2002         Mr. Hoehn-Saric has served as
 Saric                                   Annual        Chairman and Co-Chief Executive
 (36)                                    Meeting       Officer since April 1993 and was
                                                       President of Sylvan from 1988
                                                       until 1993. He has been a
                                                       Director of Sylvan since December
                                                       1986. He is a principal in
                                                       Sterling Capital, Ltd.
                                                       ("Sterling") the investment
                                                       partnership that led the 1986
                                                       acquisition of KEE Incorporated
                                                       (the predecessor of Sylvan). He
                                                       is also a co-founder of Health
                                                       Management Corporation, a health
                                                       services company. Before becoming
                                                       Sylvan's President, Mr. Hoehn-
                                                       Saric was involved in Sterling's
                                                       acquisition of several
                                                       distribution, broadcasting and
                                                       photography businesses. Mr.
                                                       Hoehn-Saric also serves as a
                                                       director of Caliber Learning
                                                       Network, Inc.

Donald V. Berlanti     February 1987      2002         Mr. Berlanti has been a Director
 (61)                                    Annual        of Sylvan since February 1987.
                                         Meeting       Since 1975, Mr. Berlanti has been
                                                       involved in the ownership and
                                                       management of several businesses,
                                                       including radio stations, a chain
                                                       of convenience and greeting card
                                                       stores and real estate
                                                       development companies

Information Concerning Remaining Directors

                                                    Principal Occupation, Directorships with
   Name and Age        Director Since Term Expires   Public Companies and other Information
   ------------        -------------- ------------- ----------------------------------------
Douglas L. Becker      December 1986      2001         Mr. Becker has been President and
 (33)                                    Annual        Co-Chief Executive Officer of
                                         Meeting       Sylvan since April 1993. From
                                                       February 1991 until April 1993,
                                                       Mr. Becker was the Chief
                                                       Executive Officer of the Sylvan
                                                       Learning Center Division of
                                                       Sylvan. He has been a Director of
                                                       Sylvan since December 1986. Mr.
                                                       Becker was a co-founder of Health
                                                       Management Corporation and is a
                                                       co-founder of Sterling. From
                                                       January 1987 to February 1991,
                                                       Mr. Becker directed KEE's
                                                       marketing and sales. Mr. Becker
                                                       also serves as a director of
                                                       Caliber Learning Network, Inc.

                                                Principal Occupation, Directorships with
 Name and Age       Director Since Term Expires  Public Companies and other Information
 ------------       -------------- ------------ ----------------------------------------
James H. McGuire    December 1995      2001        Mr. McGuire has been a Director
 (55)                                 Annual       of the Company since December
                                     Meeting       1995. Mr. McGuire serves as
                                                   President of NJK Holding Company,
                                                   which controls the interests of
                                                   Nasser J. Kazeminy (one of the
                                                   prior owners of Drake Prometric,
                                                   L.P., now owned by the Company)
                                                   in various businesses throughout
                                                   the country.

Rick Inatome        June 1997          2001        Mr. Inatome has been a Director
 (45)                                 Annual       of the Company since June 1997.
                                     Meeting       Mr. Inatome is the Chairman of
                                                   the Board of Inacom Corp. Mr.
                                                   Inatome also serves as a director
                                                   of Atlantic Premium Brands.

R. William Pollock  December 1995      2000        Mr. Pollock has been a Director
 (70)                                 Annual       of the Company since December
                                     Meeting       1995. Mr. Pollock serves as the
                                                   Chairman of the Board of Drake
                                                   Holdings Limited, a company which
                                                   owns interests in various
                                                   businesses throughout the world.
                                                   He is also one of the prior
                                                   owners of Drake Prometric, L.P.,
                                                   now owned by the Company.

J. Phillip Samper   March 1993         2000        Mr. Samper has been a Director of
 (64)                                 Annual       Sylvan since March 1993. Mr.
                                     Meeting       Samper currently serves as
                                                   Chairman of Placeware, Inc. and
                                                   the founder of Gabriel Venture
                                                   Partners. From 1997 to 1998, Mr.
                                                   Samper was CEO and President of
                                                   Avistar Systems Corp. From 1996
                                                   to 1997, Mr. Samper was President
                                                   and CEO of Quadlux, Inc. and from
                                                   1995 to 1996, Mr. Samper was
                                                   Chairman and CEO of Cray
                                                   Research, Inc. Mr. Samper served
                                                   as President of Sun Microsystems,
                                                   Inc. from 1994 to 1995, as
                                                   President and Chief Executive
                                                   Officer of Kinder-Care Learning
                                                   Centers, Inc. during 1990 and as
                                                   Vice Chairman of Eastman Kodak
                                                   Company from 1986 to 1989.
                                                   Mr. Samper is also a director of
                                                   the Interpublic Group of
                                                   Companies and Ingram Micro Corp.

Information Regarding the Sylvan Board, Committees and Remuneration

  During calendar year 1998, there were three meetings of the Board of Directors of Sylvan. Each director attended at least 80% of the combined total number of meetings of the Board and Board Committees of which he was a member, except for R. William Pollock and Nancy Cole, who each attended one of the three meetings. The Sylvan Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with Sylvan's independent accountants to review whether satisfactory accounting procedures are being followed by Sylvan, whether its internal accounting controls are adequate and to monitor non-audit services performed by the independent accountants and review fees charged by the independent accountants. The Audit Committee also recommends to the Board of Directors the selection of independent accountants. During 1998, non-employee directors James H. McGuire, Donald V. Berlanti and J. Phillip Samper were the members of the Audit Committee. There were two meetings of the Audit Committee during fiscal year 1998.

  The Compensation Committee establishes the compensation for executive officers of Sylvan and generally reviews benefits and compensation for all officers and employees. It also administers Sylvan's stock option plans. During 1998, non-employee directors Donald V. Berlanti, James H. McGuire and
J. Phillip Samper were the members of the Compensation Committee, which met on two occasions. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission (the "SEC"), is included in this Proxy Statement.

  Directors who are not employees of Sylvan receive compensation of $15,000 per year for service on the Sylvan Board or any committee thereof, and are reimbursed for their out-of-pocket expenses in connection with attending meetings. Under the 1998 Stock Incentive Plan, each non-employee director, upon appointment, election or re-election to the Sylvan Board, and continuation of service on the Sylvan Board as of the anniversary of election or appointment will, upon election/appointment and on each anniversary thereof, is granted an option to purchase 5,000 shares of Sylvan Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant.

Section 16(a) Beneficial Ownership Reporting Compliance

  All officers have made timely filings of all changes in beneficial ownership required by the SEC during the year ended December 31, 1998, except Messers. Becker, Hoehn-Saric, Cohen and Berlanti, each of whom had one late filing.

Certain Relationships and Related Transactions

  In January 1998, the Company completed the acquisition of all of the assets of Block Testing Services, L.P., which included all of the common stock of National Assessment Institute, Inc. by issuing 642,901 shares of Sylvan Common Stock valued at $24.6 million. Among the partners of Block Testing Services, L.P. was Eric Becker, Douglas L. Becker's brother. Douglas L. Becker had no pecuniary interest in the transaction.

  Relationships with Caliber Learning Networks, Inc. Douglas L. Becker and R. Christopher Hoehn-Saric, Co-Chief Executive Officers and directors concurrently serve as directors of Caliber. Sylvan owns 1,227,393 shares of Caliber Common Stock and 5,167,328 shares of 6% Non-Voting Convertible Preferred Stock convertible into Common Stock on a share-for-share basis beginning in May 2000. Messrs. Becker and Hoehn-Saric collectively own 3,436,702 shares of Caliber Common Stock through Sterling Caliber Investment, LLC.

  Under an Intercompany Management and Facility Use Agreement between Sylvan and Caliber, Sylvan provides Caliber with the use of certain facilities for Caliber's corporate offices in Baltimore, Maryland, and certain administrative support and executive management services, including financial management; tax and accounting services; legal services; management information services; and human resources support. During 1998, Sylvan collected from Caliber $2.0 million for these facilities and services. This Agreement is scheduled to expire at the end of 1999.

  Under a Testing Center Management and CBT Services Agreement between Caliber and Sylvan, Caliber has assumed management and responsibility for all obligations and operations of certain Sylvan Testing Centers ("STCs") and to deliver computer-based testing services on behalf of Sylvan at those STCs through December 31, 2000. These facilities may be converted into classrooms capable of receiving Caliber programs. The Company pays Caliber a fixed amount per month to manage these STCs and an additional fee per test delivered above a specified number of tests. During 1998, the Company paid approximately $2.1 million in fees and other compensation under this Agreement. Separately, Caliber receives 50% of earnings to the Company from the Company's digital fingerprint joint venture with Indentix Corporation.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  None of the directors serving on the Compensation Committee are or have been officers or employees of Sylvan, and neither the Co-Chief Executive Officers nor any of the other named Executive Officers have served on the Compensation Committee. No director or executive officer of Sylvan is a director, executive officer or member of the compensation or similar board committee of any other corporation that has a director or executive officer who is also a director or Compensation Committee member of Sylvan.

Compensation of Executive Officers and Directors

  Compensation of Executive Officers. The following table shows for the years ended December 31, 1998, 1997 and 1996, compensation paid by Sylvan, including salary, bonuses, stock options, and certain other compensation, to its Co-Chief Executive Officers and each of its four other most highly compensated executive officers at December 31, 1998 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation
                                  Annual Compensation               Awards
                         --------------------------------------- ------------
                                                                    Shares          All
        Name and              Salary   Bonus     Other Annual     Underlying       Other
   Principal Position    Year    $       $     $ Compensation(1)  Options(#)  Compensation(2)
   ------------------    ---- ------- -------  ----------------- ------------ ---------------
R. Christopher Hoehn-
 Saric,................. 1998 300,000      (3)       6,600         782,328      $1,852,787
 Chairman of the Board
  and                    1997 254,167 125,000        6,600              --       6,958,618
 Co-Chief Executive
  Officer............... 1996 225,000 112,500        6,600              --              --

Douglas L. Becker,...... 1998 300,000      (3)       6,600         782,328      $1,852,787
 President, Co-Chief
  Executive              1997 254,167 125,000        6,600              --       6,958,509
 Officer and Director... 1996 225,000 112,500        6,600              --              --

B. Lee McGee,........... 1998 200,000      (3)       6,600         396,134      $1,160,049
 Senior Vice President
  and                    1997 154,167  75,000        6,600              --       1,008,272
 Chief Financial Officer 1996 150,000  75,000        6,600              --              --

Steven Hoffman,......... 1998 230,416  63,000        6,600              --      $   18,085
 President--             1997 219,738  58,000        6,600              --         132,193
 Sylvan Prometric
  Division(2)            1996  57,211  58,000       15,058         168,750              --

Peter Cohen,............ 1998 210,000  67,200        6,600              --      $  140,750
 President--             1997 210,000  28,000        6,600              --          55,515
 Learning Services
  Division(2)            1996  64,211  28,000        6,540         168,750              --

Paula Singer,........... 1998 172,083  56,000        6,600              --      $1,101,585
 President--Contract     1997 140,000      --        6,600          56,250         454,740
 Educational Services
  Division               1996 115,209  40,350        6,600          28,125              --

--------
(1) The amounts in this column represent automobile allowances for all of the officers and non-compensated moving expense reimbursement for Messrs. Hoffman and Cohen in 1996.
(2) The amounts in this column represent stock option exercises by Messrs. Hoehn-Saric, Becker, McGee, Cohen and Ms. Singer, relocation compensation for Messrs. Hoffman and Cohen and interest forgiven in 1997 and 1998 on a loan to Mr. Hoffman.
(3) See "Compensation Committee Report--Annual Incentive Cash Bonus."

  Option Grants in Last Fiscal Year. The following table sets forth certain information relating to options granted to the Named Executive Officers to purchase shares of Sylvan Common Stock during 1998.

                               Individual Grants

                                        Percent                           Potential Realizable Value at
                         Number of      of Total                          Assumed Annual Rates of Stock
                         Securities     Options                           Price Appreciation for Option
                         Underlying    Granted To  Exercise or                         Term
                                                                          ------------------------------
                          Options     Employees in Base Price  Expiration
          Name            Granted     Fiscal Year   Per Share     Date          5%             10%
          ----           ----------   ------------ ----------- ---------- -------------- ---------------
R. Christopher Hoehn-
 Saric..................  630,000          22%       $24.33     1/27/08   $    9,646,310 $    24,449,493(2)
                           52,328(1)        2%        28.67     2/24/08          944,149       2,393,035(3)
                          100,000           4%        31.25     5/21/08        1,966,657       4,984,679(4)
Douglas L. Becker.......  630,000          22%       $24.33     1/27/08   $    9,646,310 $    24,449,493(2)
                           52,328(1)        2%        28.67     2/24/08          944,149       2,393,035(3)
                          100,000           4%        31.25     5/21/08        1,966,657       4,984,679(4)
B. Lee McGee............  311,250          11%       $24.33     1/27/08   $    4,765,736 $    12,079,214(2)
                           34,884(1)        1%        28.67     2/24/08          629,408       1,595,296(3)
                           50,000           2%        31.25     5/21/08          983,328       2,492,340(4)
Steven Hoffman..........       --          --            --          --               --              --
Peter Cohen.............       --          --            --          --               --              --
Paula Singer............       --          --            --          --               --              --

--------
(1) Options issued in lieu of bonus as described in the Compensation Committee Report--Annual Incentive Cash Bonus.
(2) The assumed rate of appreciaiton of 5% and 10% would result in a stock price of $39.63 and $63.11, respectively
(3) The assumed rate of appreciation of 5% and 10% would result in a stock price of $46.70 and $74.36, respectively
(4) The assumed rate of appreciation of 5% and 10% would result in a stock price of $50.90 and $81.05, respectively

  The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the SEC and do not represent Sylvan's prediction of future stock performance.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1998 for the Named Executive Officers. Value is considered to be, in the case of exercised options, the difference between exercise price and market price on the date of exercise and, in the case of unexercised options and exercisable options, the difference between exercise price and market price at December 31, 1998.

                                                    Number of Securities
                                                         Underlying      Value of Unexercised
                                                        Unexercised          In-the-Money
                         Shares Acquired   Value      Options at Year-         Options
          Name            Upon Exercise   Realized         End(1)           at Year-End(1)
          ----           --------------- ---------- -------------------- --------------------
R. Christopher Hoehn-
 Saric..................     67,500      $1,852,787      1,185,828(E)        $21,855,848(E)
                                                           804,750(U)          6,849,113(U)
Douglas L. Becker.......     67,500      $1,852,787      1,185,828(E)        $21,855,848(E)
                                                           804,750(U)          6,849,113(U)
B. Lee McGee............     46,650      $1,160,049        173,759(E)        $ 1,740,200(E)
                                                           396,750(U)          3,369,638(U)
Steven Hoffman..........         --              --         67,500(E)        $   941,625(E)
                                                           101,250(U)          1,412,438(U)
Peter Cohen.............     10,000         140,750         57,500(E)        $   833,750(E)
                                                           101,250(U)          1,468,125(U)
Paula Singer............     38,625       1,101,585         39,375(E)        $   645,863(E)
                                                            61,875(U)            372,881(U)

--------
(1) (E) = Exercisable; (U) = Unexercisable.

Compensation Committee Report

  Introduction. The Compensation Committee consists of three outside directors, none of whom has ever been an officer or employee of the Company. The function of the Compensation Committee is to recommend to the Board of Directors policies regarding the Company's compensation of, and to recommend specific compensation for, the Company's executive officers. The Compensation Committee's responsibilities also include administering the Company's stock option plans and making decisions regarding option grants to officers and other key employees. The Compensation Committee also periodically reviews the Company's employee benefit plans that are intended to qualify under Section 401 of the Internal Revenue Code to determine whether any changes to those plans may be appropriate. The Compensation Committee meets at least once a year to review management performance and compensation and to recommend to the Board bonuses and option grants for current personnel. The Compensation Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions.

  Compensation Philosophy and Approach. The principal elements of the Company's Executive Compensation Program consist of both annual and long-term compensation, including base salary and annual incentive cash bonuses and, at appropriate times, long-term incentive compensation in the form of stock options. The Committee has put primary emphasis on long-term incentive stock options based upon their belief that Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers, should have a significant portion of their compensation contingent upon increases in the market price of Sylvan Common Stock. Aided by the review of a management consulting firm, the Compensation Committee continues to believe that this approach and philosophy is appropriate.

  Base Salaries. The Company's executive officer base salary levels are submitted for approval by the Board based on the Compensation Committee recommendations. In establishing compensation for the Company's executive officers, the Compensation Committee utilized recommendations of a management consulting firm. Based on the management consulting firm's analysis of executive compensation, the salary of each Co-CEO was set at $300,000 in 1998, compared to $254,167 in 1996 and 1997.

  Annual Incentive Cash Bonus. In addition to base salaries, executive officers of the Company are eligible to receive annual cash bonuses, at the discretion of the Board of Directors. Cash bonuses are determined on the basis of (a) the overall financial performance of the Company and (b) annual personal performance objectives for each officer, established by the Compensation Committee at the beginning of the year.

  As a result of the recommendations of a management consulting firm, the Company's executive officers are offered the alternative of receiving stock options in lieu of the cash bonus earned. The formula for senior officers is to divide the cash bonus earned by the share price of Sylvan Common Stock and to multiply the result by a factor of five. These options are fully vested on grant.

  Long-term Incentive Stock Options. Options are granted to executive officers and other key employees whom the Compensation Committee determines to be important to the future growth and profitability of the Company. Based upon performance criteria similar to those applicable to the cash bonus payment, the Compensation Committee determines the employees to whom options will be granted, the number of shares covered by each grant and the exercise price and vesting period for each grant. The Compensation Committee typically grants stock options with relatively long vesting periods, creating strong incentives for recipients of stock option grants to remain in the employ of the Company.

  Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers and Mr. McGee, the Chief Financial Officer, had been entitled to annual stock option grants under the Company's 1993 Management Stock Option Plan based on the Company's performance as compared to profitability targets established by the Compensation Committee. In 1996, the 1993 Management Stock Option Plan was discontinued, and in 1996 and 1997 Messrs. Hoehn-Saric, Becker and McGee received grants from the stockholder-approved 1996 Senior Management Stock Option Plan. In 1998, Messrs. Hoehn-Saric, Becker and McGee received grants from the stockholder-approved 1998 stock incentive plan as well as grants in lieu of cash bonuses.

  Equity Position in Caliber Learning Network, Inc. In July of 1996, the Board of Directors approved the formation of an entity to pursue an opportunity identified by the executive officers to establish an international distribution network of adult professional education services. The Board considered many options for how to best structure the entity to pursue this opportunity. Aided by the review of the consulting firm of the Co-CEOs' compensation, it was concluded that the Co-CEOs should be entitled to purchase an equity ownership of 35% (17.5% each) of the entity as part of their overall compensation package. Subsequently, the Board and Co-CEOs concluded that securing a strategic partner for pursuing this opportunity was critical. In October 1996, Caliber Learning Network, Inc. ("Caliber") was established, with MCI as the strategic partner and investor. The Co-CEOs' equity ownership was diluted, based on MCI's investment, to 28% (14% each) in October 1996. Messrs. Becker and Hoehn-Saric receive no additional compensation as members of Caliber's board of directors or as a result of their executive positions in Caliber. In May 1998 Caliber completed the initial public offering of its Common Stock.

  Co-CEOs' and President's Compensation. Mr. Hoehn-Saric has served as Chief Executive Officer and Chairman of the Board since April 1993, and served as President from 1988 to 1993. Mr. Becker has served as President of the Company since April 1993, and served as CEO of the Sylvan Learning Center division of the Company from February 1991 to April 1993. In December 1995, Mr. Becker was named Co-Chief Executive Officer of the Company and continues to serve as President of the Company.

  Messrs. Becker and Hoehn-Saric have employment agreements with the Company, with terms ending December 31, 2000.

  Messrs. Hoehn-Saric and Becker, the Co-CEOs, may earn incentive cash bonuses based on the Company's actual annual financial performance as compared to the annual operating budget and the accomplishment of specific objectives established at the beginning of the year by the Compensation Committee. Financial performance accounts for 80% of the potential bonus and the remaining 20% is based on the subjective determination by the Compensation Committee as to accomplishment of the specific objectives. A financial performance bonus may be paid if at least 80% of the financial performance objectives are achieved but is reduced from the target bonus amount by a formula based on the percentage of the financial performance objectives that are actually achieved. A bonus of up to 150% of the target bonus amount can be earned if actual financial performance results were 200% of the objectives.

  In March 1998, the Compensation Committee recommended, and the Board of Directors approved, cash bonuses for Messrs. Hoehn-Saric and Becker of $300,000 each. These bonuses were based on financial performance and accomplishment of specific objectives in 1997 as described above. Both of Messrs. Hoehn-Saric and Becker as well as Mr. McGee elected to receive their bonuses in stock options rather than cash, in accordance with the formula described above.

                                          Mr. Donald V. Berlanti--Chairman
                                          Mr. James H. McGuire
                                          Mr. J. Phillip Samper

Stock Performance Graph

  Under the SEC's rules, Sylvan is required to provide a five-year comparison of the cumulative total stockholder return on the Sylvan Common Stock with that of a broad equity market index and either a published industry index, or a Sylvan-constructed peer group index.

  The following graph compares the cumulative total stockholder return on the Sylvan Common Stock during the period beginning January 1, 1994 and ending December 31, 1998, with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies), and a Sylvan constructed peer group index. The issuers included in this peer group index are Strayer Education, Inc. (STRA), Apollo Group, Inc. (APOL), Devry, Inc. (DVRV) and Berlitz Intl. (BTZ). The comparison assumes $100 was invested on January 1, 1994 in the Sylvan Common Stock and in each of the foregoing indices. It also assumes reinvestment of dividends.

  In previous proxy statements, the Sylvan constructed peer group index included National Education Corporation, Berlitz International, and Education Alternatives, Inc. These two companies no longer trade as public companies and have been replaced with Strayer Education and Apollo Group.

  Sylvan does not make, nor does it endorse, any predictions as to future stock performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                     AMONG SYLVAN LEARNING SYSTEMS, INC.,
            THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                             [GRAPH APPEARS HERE]

--------
* $100 INVESTED ON 01/01/94 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS.

Sylvan Management

  Executive Officers and Directors. The executive officers and directors of Sylvan are:

          Name            Age                            Position
          ----            ---                            --------
R. Christopher Hoehn-
 Saric..................   36 Co-Chief Executive Officer and Chairman of the Sylvan Board
Douglas L. Becker.......   33 Co-Chief Executive Officer, President; Secretary; Director
B. Lee McGee............   43 Executive Vice President and Chief Financial Officer; Treasurer
Steven Hoffman..........   46 President--Sylvan Prometric Division
Peter Cohen.............   44 President--Learning Center Division
Paula Singer............   44 President--Contract Educational Services Division
Donald V.
 Berlanti(1)(2).........   61 Director, Chairman of the Compensation Committee
J. Phillip
 Samper(1)(2)...........   64 Director
James H. McGuire(1)(2)..   55 Director, Chairman of the Audit Committee
R. William Pollock......   70 Director
Rick Inatome............   45 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Information relating to Sylvan's executive officers (other than Messrs. Hoehn-Saric and Becker) is set forth below. See "Information Concerning Nominees" and "Information Concerning Remaining Directors" above for information relating to Messrs. Hoehn-Saric and Becker and the other Sylvan directors.

  B. Lee McGee. Mr. McGee has been Chief Financial Officer of Sylvan or its predecessor entities since 1987. Prior to that time, he held various positions with Kinder-Care Learning Centers, Inc. In December 1997, Mr. McGee was also named Executive Vice President of the Company.

  Paula Singer. Ms. Singer has been the President of the Contract Educational Services Division since November 1996. Previously she served as Vice President of the Division since 1993. Prior to joining Sylvan, Ms. Singer held positions as General Manager of American Learning, Inc. and Vice President of American Learning Corporation.

  Steven Hoffman. Mr. Hoffman has been the President of Sylvan Prometric since September 1996. Prior to joining Sylvan, Mr. Hoffman was the Vice President of Operations for the Computer Task Group, a consulting and outsourcing firm serving the IT industry. Prior to that time, he held various positions for International Business Machines, Corp.

  Peter Cohen. Mr. Cohen has been the President of the Learning Center Division since September 1996. Prior to joining Sylvan, he was the Chief Executive Officer of The Pet Practice, an 85 hospital veterinary business. He also served as Vice President of Sales for National Media Corporation and Senior Vice President of Corporate Operations for Nutri-System Weight Loss Centers.

  There are no family relationships among any of the executive officers or directors of Sylvan. Executive Officers of Sylvan are elected by the Sylvan Board on an annual basis and serve at the discretion of the Sylvan Board.

Stock Ownership of Certain Beneficial Owners, Directors and Management

  The following table sets forth information regarding the beneficial ownership of Sylvan Common Stock as of April 8, 1999 by (i) each person who owns beneficially more than 5% of Sylvan Common Stock, (ii) each of the director nominees and directors of Sylvan, (iii) the Co-Chief Executive Officers and each of the Named Executive Officers and (iv) all directors and Executive Officers as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                          Beneficially Owned
                                                        ----------------------
Name                                                      Number   Percent (%)
----                                                    ---------- -----------
Donald V. Berlanti(1)..................................     55,625        *
Douglas L. Becker(2)(3)................................  2,001,506     3.45
R. Christopher Hoehn-Saric(2)(3).......................  2,030,903     3.50
R. William Pollock.....................................  2,555,211     4.41
J. Phillip Samper(4)...................................     55,625        *
James H. McGuire.......................................         --        *
Rick Inatome(5)........................................      5,000        *
B. Lee McGee(2)(6).....................................    413,007        *
Steven Hoffman(2)(7)...................................     79,862        *
Paula Singer(2)(8).....................................     57,500        *
Peter Cohen(2)(9)......................................     39,375        *
Nevis Capital Management, Inc. ........................  2,529,392     4.36
Investor AB............................................  2,433,000     4.20
T. Rowe Price Associates, Inc.(10).....................  4,265,373     7.35
U.S. Trust Corporation/NY(11)..........................  2,609,099     4.50
Citigroup, Inc.(11)(12)................................ 10,754,944    18.54
All directors and Executive Officers as a group (11
 persons)..............................................  7,293,614    12.58

--------
  * Represents beneficial ownership of not more than one percent of the outstanding Sylvan Common Stock.
 (1) Includes options to purchase 55,625 shares of Sylvan Common Stock.
 (2) The address of Ms. Singer and Messrs. Becker, Hoehn-Saric, McGee, Hoffman and Cohen is 1000 Lancaster Street, Baltimore, Maryland 21202.
 (3) Includes options to purchase 1,990,576 shares of Sylvan Common Stock.
 (4) Includes options to purchase 55,625 shares of Sylvan Common Stock.
 (5) Includes options to purchase 5,000 shares of Sylvan Common Stock.
 (6) Includes options to purchase 413,007 shares of Sylvan Common Stock.
 (7) Includes options to purchase 67,500 shares of Sylvan Common Stock.
 (8) Includes options to purchase 57,500 shares of Sylvan Common Stock.
 (9) Includes options to purchase 39,375 shares of Sylvan Common Stock.
(10) 417,698 shares only with sole voting power.
(11) All shares have shared voting power.
(12) Held by four separate entities within the Citigroup Schedule 13G SEC filing; Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc., Salomon Smith Barney Holdings Inc. and Citigroup, Inc.

II. AUDITOR CONFIRMATION

  The Sylvan Board of Directors, pursuant to the recommendation of its Audit Committee, has selected Ernst & Young LLP, independent auditors, to examine and audit the financial statements of Sylvan for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as independent auditors of Sylvan since 1991. A partner of the firm is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so.

  In 1998, Ernst & Young LLP performed various professional services for Sylvan. These included completion of the examination of the 1997 financial statements for Sylvan, other review work of required filings with the SEC, preliminary work on the examination of the 1998 financial statements, consultation on corporate tax returns and other consultation with Sylvan personnel on accounting, tax and related matters.

  The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for ratification of the selection of Ernst & Young LLP as Sylvan's independent auditors.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the ratification of the selection of Ernst & Young LLP as Sylvan's Independent Auditors.

III. OTHER MATTERS

  The Board of Directors knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters in accordance with their judgment as to the best interests of Sylvan.

                             STOCKHOLDER PROPOSALS

  Any stockholder proposals intended to be presented at Sylvan's 1999 Annual Meeting must have been received by Sylvan's Secretary not later than December 21, 1998 for inclusion in this proxy statement and proxy. No such proposals were received. Any stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by Sylvan's Secretary no later than December 20, 1999, for inclusion in the proxy statement and proxy relating to the 2000 Annual Meeting.

                                 MISCELLANEOUS

  A copy of the Sylvan's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Investor Relations, Sylvan Learning Systems, Inc., 1000 Lancaster Street, Baltimore, Maryland 21202 or by telephoning (410) 843-8000.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Douglas L. Becker
                                          Secretary

Baltimore, Maryland
April 18, 1999

                                                                  SKU 1755-PS-99

                         SYLVAN LEARNING SYSTEMS, INC.

               1000 Lancaster Street, Baltimore, Maryland 21202

            Proxy for Annual Meeting of Stockholders - May 20, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints R. Christopher Hoehn-Saric and Douglas L. Becker, and each of them, as Proxies of the undersigned, with full power to appoint their substitutes, and authorizes each of them to represent and to vote all shares of Common Stock of Sylvan Learning Systems, Inc. (the "Company") held by the undersigned as of the close of business on April 9, 1999, at the Annual Meeting of Stockholders to be held at the Harbor Inn Pier 5, 711 Eastern Avenue, Baltimore, Maryland 21202, on Thursday, May 20, 1999 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Please sign exactly as your name(s) appears(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

____________________________________         ___________________________________

____________________________________         ___________________________________

____________________________________         ___________________________________

--------------------------------------                1. Proposal to elect the following persons as directors for the
     SYLVAN LEARNING SYSTEMS, INC.                       class indicated, and until their successors are duly elected
--------------------------------------                   and qualified.

                                                                                             For All        With-          For All
                                                                                             Nominees       hold           Except
The undersigned hereby acknowledges receipt                      Class II - 3 years
of a copy of the accompanying Notice of
Annual Meeting of Stockholders, the Proxy                   R. Christopher Hoehn-Saric          [_]           [_]             [_]
Statement with respect thereto and the                          Donald V. Berlanti
Company's 1998 Annual Report, and hereby
revokes any proxy or proxies heretofore
given. This proxy may be revoked at any time
before it is exercised.

                                                         If you wish to withhold your shares for any individual nominee, mark the
                                                         "For All Except" box and strike a line through the name of the nominee.
                                                         Your shares will be voted for the remaining nominee.

CONTROL NUMBER:
RECORD DATE SHARES:

                                                                                                For         Against         Abstain
                                                      2. Proposal to ratify the selection of    [_]           [_]             [_]
                                                         Ernst & Young LLP as the independent
                                                         auditors of the Company for the
                                                         fiscal year ending December 31, 1999.

                                    --------
   Please be sure to sign and date   Date
   this Proxy.                                           Mark box at right if an address change or comment has been noted     [_]
--------------------------------------------             on the reverse side of this card.


- Stockholder sign here- Co-owner sign here-

DETACH CARD                                                                                                             DETACH CARD

                         SYLVAN LEARNING SYSTEMS, INC.

          Dear Stockholder,

          Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. They are discussed in detail in the enclosed proxy materials.

          Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

          Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

          Your vote must be received prior to the Annual Meeting of Stockholders, May 20, 1999.

          Thank you in advance for your prompt consideration of these matters.

          Sincerely,

          Douglas L. Becker
          Secretary